UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Limestone Bancorp, Inc.
(Name of Registrant as Specified in Its Charter)

Not applicable
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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[  ]          Fee paid previously with preliminary materials.

[  ]          Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

April 18, 2022

To our shareholders:

You are cordially invited to attend the 2022 annual meeting of shareholders of Limestone Bancorp, Inc.  The meeting will be held on Wednesday, May 18, 2022, at 9:00 a.m. EDT in the Conference Center on the second floor of our main office located at 2500 Eastpoint Parkway, Louisville, Kentucky 40223.

The enclosed Notice and Proxy Statement contain information about the matters to be voted on at the annual meeting.

We hope you can attend the annual meeting.  Whether or not you plan to attend, please complete, sign and return the enclosed proxy card in the envelope provided to ensure your shares are represented and voted at the annual meeting.

We appreciate your interest and investment in Limestone Bancorp and look forward to seeing you at the annual meeting.

By order of the Board of Directors,

John T. Taylor
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF LIMESTONE BANCORP, INC.
WEDNESDAY, MAY 18, 2022

To our shareholders:

The Annual Meeting of Shareholders of Limestone Bancorp, Inc. will be held on Wednesday, May 18, 2022, at 9:00 a.m. EDT in the Conference Center on the second floor of our main office located at 2500 Eastpoint Parkway, Louisville, Kentucky 40223.  The purpose of the Annual Meeting is to consider and act upon the following matters:

1.	The election of eight nominees as directors;
2.	A proposal to approve, in a non-binding advisory vote, the compensation of the Company’s named executive officers as disclosed in the accompanying proxy statement;
3.	A proposal to ratify the appointment of the Company’s independent registered public accounting firm; and
4.	Such other business as may properly come before the meeting.

The close of business on April 4, 2022, is the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting of Shareholders.

Whether or not you plan to attend the meeting, please sign, date and promptly return the enclosed proxy.  If for any reason you desire to revoke your proxy, you may do so at any time before the voting as described in the accompanying proxy statement.

By order of the Board of Directors,

John T. Taylor
Chief Executive Officer

April 18, 2022

Important Notice Regarding the Availability of Proxy Materials for the
Shareholders Meeting to be Held on May 18, 2022:

This proxy statement and our 2021 Annual Report to Shareholders, including Form 10-K, are available at www.limestonebank.com under “About Us – Investor Relations.”

2022 ANNUAL MEETING OF SHAREHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 18, 2022:

The proxy statement and our 2021 Annual Report to Shareholders, including Form 10-K, are available at www.limestonebank.com under “About Us - Investor Relations.”

QUESTIONS AND ANSWERS

Why am I receiving these materials?

We are sending this proxy statement and the accompanying proxy card to our shareholders of record beginning on or about April 18, 2022.  These materials are for use at the 2022 Annual Meeting of Limestone Bancorp Shareholders, which will be held on May 18, 2022, at 9:00 a.m. EDT in the Conference Center on the second floor of our main office located at 2500 Eastpoint Parkway, Louisville, Kentucky 40223. Our Board of Directors is soliciting proxies to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting.  In the following pages of this Proxy Statement, you will find information on matters to be voted upon at the Annual Meeting or any adjournment of that meeting.

Who is entitled to vote?

Shareholders of record of Limestone Bancorp common shares as of the close of business on April 4, 2022, are entitled to vote at the Annual Meeting.  Only shares that are present in person or represented by a valid proxy can be voted at the meeting.

What constitutes a quorum and how many shares are outstanding?

A majority of the outstanding common shares must be present, either in person or represented by proxy, in order to conduct business at the Annual Meeting. On April 4, 2022, there were 6,622,157 common shares of Limestone Bancorp outstanding.

Shareholders are entitled to cast one vote per common share on each matter except the election of directors.  In the election of directors, shareholders are entitled to cast one vote per common share for each of the eight positions on our Board of Directors up for election at the Annual Meeting.

All shares represented by properly completed proxies received before the polls are closed at the Annual Meeting, unless revoked or superseded, will be voted in accordance with instructions indicated on those proxies.

What am I voting on?

You are voting on three items:
•	The election of eight directors (Proposal 1);
•	A proposal to approve, in a non-binding advisory vote, the compensation of the Company’s named executive officers as disclosed under “Executive Compensation” (Proposal 2); and
•	A proposal to ratify the appointment of our independent registered public accounting firm (Proposal 3).

Our Board recommends that you vote your shares:
•	FOR the election of the nominees listed in this proxy statement;
•	FOR the proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement; and
•	FOR the ratification of the appointment of our independent registered public accounting firm.

We are not aware of any other business to be submitted for a vote of shareholders at the Annual Meeting.

How many votes are required for approval?

Directors are elected by a plurality of the votes cast, which means the eight nominees who receive the largest number of votes will be elected as directors. Cumulative voting is not permitted. Shares that are represented by proxies marked “withhold authority” for the election of one or more director nominees will not be counted in determining the number of votes cast for those persons (Proposal 1).

The proposals to approve the compensation of the Company’s named executive officers (Proposal 2) and to ratify the appointment of our independent registered public accounting firm (Proposal 3) will be approved if the number of votes cast in favor of the proposal is greater than the number cast against it.

Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum exists. Neither abstentions nor broker non-votes will have any effect on the election of directors, or the proposals to approve executive compensation, or to ratify the appointment of our independent registered public accounting firm.

Brokers will not have discretionary authority to vote on Proposal 1 or 2 on behalf of beneficial owners of common shares who have not provided voting instructions. Brokers who hold shares in nominee name have discretionary authority to vote those shares without instruction from the beneficial owners only with respect to the proposal to ratify the appointment of our independent registered public accounting firm (Proposal 3).

How do I vote?

You may vote by proxy or in person at the meeting. To vote by proxy, simply mark your proxy card, date and sign it and return it in the envelope provided. The Board has designated two individuals to vote the shares represented by proxies solicited by the Board at the Annual Meeting.  If you properly submit a proxy but do not specify how you want your shares to be voted, your shares will be voted by the designated proxies:

•	FOR the election of all the director nominees recommended by the Board;
•	FOR the approval of our executive compensation; and
•	FOR the ratification of the appointment of our independent registered public accounting firm.

The designated proxies will vote in their discretion on any other matter that may properly come before the meeting. At the date the Proxy Statement went to press, we did not anticipate that any other matters would be raised at the Annual Meeting.

If you wish to vote in person at the meeting and you hold your shares through a broker, bank or other institution, you are considered a “street name” shareholder and you must obtain a “legal proxy” from your broker or bank in order to vote in person at the meeting.  Please contact the institution holding your shares for information on how to obtain a legal proxy.

How can I revoke my proxy?

If you vote by proxy, you may revoke that proxy at any time before it is voted at the meeting. You may do this by (a) signing another proxy card with a later date and returning it to us before the meeting or (b) attending the meeting and casting a ballot in person.

How may I obtain Limestone Bancorp’s 10-K and other financial information?

A copy of our 2021 Annual Report on Form 10-K is enclosed.  Shareholders and prospective investors may request a free copy of our 2021 Annual Report on Form 10-K by writing to Investor Relations - Limestone Bancorp, Inc. at: 2500 Eastpoint Parkway, Louisville, Kentucky 40223. The Form 10-K is also available at www.limestonebank.com. Click on “Investor Relations” under the “About Us” tab and then proceed to “SEC Filings” under “Documents.”

Who can help answer my questions?

If you have questions or would like to receive additional copies of this proxy statement or voting materials, please contact Investor Relations as described above.

PROPOSAL 1: ELECTION OF DIRECTORS

At the 2022 Annual Meeting, our shareholders will elect eight directors to serve for a one-year term and until their successors are elected and qualified. Our articles of incorporation and bylaws provide that our Board of Directors will consist of not less than two nor more than 15 members, with the actual number of directors to be set by the Board. Our Board of Directors is currently comprised of eight directors.

The Nominating and Corporate Governance Committee and the Board of Directors have nominated the eight individuals named in the table below for election as directors. All of the nominees are current members of the Board.  None of the nominees currently serves as a director of any other public or registered investment company, nor have they held any such directorship, except as described in each director’s biography below.

Director Nominees	Age	Position

W. Glenn Hogan	60	Chairman of the Board of Directors
Celia P. Catlett	45	Director
Kevin J. Kooman	52	Director
Michael T. Levy	53	Director
James M. Parsons	65	Director
Bradford T. Ray	64	Director
Dr. Edmond J. Seifried	75	Director
John T. Taylor	62	President, CEO and Director of Limestone Bancorp
		President, CEO and Chairman of the Board of Limestone Bank, Inc.

Board Diversity Matrix (As of April 15, 2022)
Board Size:
Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Gender:
Directors	1	7	-	-
Number of Directors who identify in Any of the Categories Below:
African American or Black	-	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	1	7	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-
Persons with Disabilities	-

Each nominee named above is independent under the applicable listing standards of the Nasdaq corporate governance rules, with the exception of Mr. Taylor.

W. Glenn Hogan, a director since 2006, is founder, President and Chief Executive Officer of Hogan Real Estate, a full service commercial real estate development company headquartered in Louisville, Kentucky.  Mr. Hogan has more than thirty years of real estate development experience and has developed millions of square feet of retail space in the Midwest and Southeast.  He is a Certified Commercial Investment Member and a past president of the Kentucky State CCIM Chapter.  Mr. Hogan brings executive decision making skills and his commercial real estate background strengthens our risk assessment function.  He also is familiar with the banking industry from previous service on the Board of Directors of two other Louisville community banks.  Mr. Hogan served as a director of US Wireless Online, Inc. from August 2005 until May 2006.

Celia P. Catlett, a director since 2018, currently serves as a director and officer of Mothers Esquire, Inc., a 501(c)(3) dedicated to achieving gender equity in the legal profession.  Ms. Catlett previously served as the General Counsel of Texas Roadhouse, a Nasdaq listed company, from 2013 through 2019.  She joined Texas Roadhouse in 2005 and served as its Corporate Secretary from 2011 through 2019. Prior to joining Texas Roadhouse, Ms. Catlett practiced law in New York City. She graduated magna cum laude from the University of Alabama with a Bachelor’s Degree in communications, and earned her Juris Doctor Degree from Vanderbilt University Law School. In 2014, Ms. Catlett was named one of Louisville Business First’s Forty Under 40 and recognized by the Kentucky Governor’s office as an Outstanding Kentuckian. In 2016, Ms. Catlett was named as the Enterprising Woman to Watch by Louisville Business First.  Ms. Catlett brings her public company experience, legal background, and experience in the customer-focused hospitality industry.

Kevin J. Kooman, a director since 2019, is a Partner with Patriot Financial Partners, L.P., a private equity investment fund focused on investments in the community bank and financial services sectors.  Mr. Kooman joined Patriot Financial Partners in 2007 and has over 25 years of private equity, investment banking and corporate finance experience. Prior to joining Patriot Financial Partners, he served as a Vice President of Investment Banking at Janney Montgomery Scott LLC in the firm’s Financial Institutions Group.  Prior to joining Janney, Mr. Kooman held the positions of divisional Controller and Manager of Financial Operations at CIGNA Corporation and ACE Limited.  Mr. Kooman began his career in the Philadelphia office of Arthur Andersen LLP.  He currently serves on the board of Freedom Financial Holdings, Inc., the holding company for The Freedom Bank of Virginia.  Mr. Kooman received a Bachelor’s Degree in Accounting from Villanova University and received an M.B.A. in Finance from Temple University.  He is a Certified Public Accountant (currently inactive). As the representative of Patriot Financial Partners III, L.P., Mr. Kooman brings extensive leadership and community banking experience to our Board, including merger and acquisition experience, public company expertise and risk assessment skills.

Michael T. Levy, a director since 2014, is President of Muirfield Insurance LLC of Kentucky, a Lexington, Kentucky insurance brokerage firm.  An owner of Bluewater Farm, LLC, Mr. Levy is active in breeding and selling Thoroughbreds and has served in the past as a board member of the Thoroughbred Owners and Breeders Association and Breeders Cup, Ltd.  He is a graduate of the University of Pennsylvania. The lead producer in an insurance agency, Mr. Levy has intimate knowledge of the Lexington market, which has been identified as a target growth market in our strategic planning.  He also has extensive experience in the equine industry, a niche market also identified in the strategic plan of our banking subsidiary, Limestone Bank, Inc.

James M. Parsons, a director since 2015, is the Chief Financial Officer of Ball Homes, LLC, a residential real estate development firm headquartered in Lexington, Kentucky with operations in Kentucky and Tennessee. Mr. Parsons has served with Ball Homes since 2005.  Mr. Parsons previously served as President and CEO of ONB Insurance Group.  His background in accounting and real estate development finance strengthen the Board’s depth of experience in those areas. Mr. Parsons earned his Bachelor’s Degree in Business Administration and Accounting from West Virginia University.

Bradford T. Ray, a director since 2014, served in various leadership roles at Steel Technologies, Inc., a steel processor, from 1981 to 2010, serving as CEO beginning in 1999 and as Chairman beginning in 2002.  He served as an advisor to Steel Technologies, Inc. from 2010 to 2012. He has been a consultant with BTR Advisory Services since 2012 and served as an independent director of Global Brass and Copper Holdings, Inc. from 2014 through 2019. Mr. Ray also previously served on the Board of Trustees of Bellarmine University in Louisville, Kentucky.  He provides the experience and perspective of a former chief executive of a publicly traded manufacturing business.

Dr. Edmond J. Seifried, a director since 2015, is a principal in S&B West LLC, a community bank consulting center in Easton, Pennsylvania.  In addition, Dr. Seifried is Professor Emeritus of Economics and Business at Lafayette College in Easton, Pennsylvania.  He also serves as Executive Consultant and Chief Economist for Sheshunoff Affiliation Programs, a national bank consulting organization.  Dr. Seifried serves as the dean of the Virginia and West Virginia Banking Schools and has served on the faculty of numerous banking schools including Stonier Graduate School of Banking and the Graduate School of Banking at Louisiana State University.  Dr. Seifried provides experience and insight with respect to trends and developments affecting community banks nationally.

John T. Taylor has served as President and a director of Limestone Bancorp, and as President and Chief Executive Officer of the Bank since July 2012.  He became Chief Executive Officer of Limestone Bancorp in 2013.  Mr. Taylor serves as an executive officer and is nominated as a director in accordance with his employment agreement with the Company and the Bank.  Prior to joining Limestone, Mr. Taylor served as President and CEO of American Founders Bank, Inc. and American Founders Bancorp, Inc. of Lexington, Kentucky since 2007. Prior to joining American Founders, he served in senior management positions with increasing responsibility for PNC Bank, N.A., including as President of its Ohio/Northern Kentucky region for six years. Mr. Taylor has over 30 years of banking experience in Kentucky and Ohio.  Mr. Taylor has been actively involved in a number of civic and professional organizations.  He has a solid history of building organizations with a clear vision and strategy to build long-term enterprise value.  Mr. Taylor also has strong roots in Kentucky with significant experience in our key markets. He is a graduate of the University of Kentucky where he earned a Master’s and a Bachelor’s Degree in Business Administration.

Neither the Nominating and Corporate Governance Committee nor the Board of Directors has reason to believe that any nominee for director is unwilling or unable to serve following election.  However, if that were to occur, the holders of the proxies solicited hereby will vote for such substitute nominees as the Nominating and Corporate Governance Committee or the Board of Directors may recommend.

The Board of Directors recommends that shareholders vote “FOR” the election of the eight nominees.

Other Executive Officers

Name	Age	Position

Phillip W. Barnhouse	51	Chief Financial Officer Limestone Bancorp and Limestone Bank
John R. Davis	59	Chief Credit Officer of Limestone Bank
Joseph C. Seiler	55	Executive Vice President of Limestone Bank

Phillip W. Barnhouse has served as Executive Vice President and Chief Financial Officer since 2012 and has served as Chief Financial Officer of the Bank since 2006.  He served as the Bank’s Chief Operating Officer from 2013 to 2018. Mr. Barnhouse served as Chief Financial Officer of Ascencia Bank from 1998 to 2005.  Prior to joining the Bank, Mr. Barnhouse worked with Arthur Andersen LLP, where he managed the audits of public and private companies. He is a member of the American Institute of Certified Public Accountants and the Kentucky Society of CPAs. Mr. Barnhouse earned a Bachelor's Degree in Accounting from Western Kentucky University and a diploma from The Graduate School of Banking at Louisiana State University.

John R. Davis has served as Executive Vice President and Chief Credit Officer of the Bank since September 2012.  Mr. Davis has the responsibility for establishing and executing credit quality policies and overseeing credit administration. He previously served as Executive Vice President and Chief Credit Officer of American Founders Bank, Inc. and American Founders Bancorp, Inc. of Lexington, Kentucky.  Before joining American Founders in 2005, he served for 17 years in various commercial lending and credit administration positions of increasing authority with National City Bank. Mr. Davis earned his Bachelor’s Degree in Business from the University of Louisville, an MBA from Bellarmine University and is a graduate of the Stonier Graduate School of Banking.

Joseph C. Seiler has served as Executive Vice President and head of the Bank’s commercial banking business since August 2013. Mr. Seiler previously served as Executive Vice President, Asset Resolution Team, of PNC Bank, N.A. in Louisville, Kentucky. Before joining PNC Bank in 2009, he served as Executive Vice President and Managing Director, Investment Real Estate Group, for National City Bank of Louisville, Kentucky. Mr. Seiler earned his Bachelor’s Degree in Economics from Centre College in Danville, Kentucky and an MBA from the University of Louisville.

CORPORATE GOVERNANCE

Corporate Governance Principles

Our Board of Directors has adopted corporate governance principles that address the role and composition of our Board of Directors and the functions of our Board and its committees. We regularly review and may revise our corporate governance principles from time to time in response to changing regulatory requirements, evolving best practices and items of interest to our shareholders and other constituents. Our corporate governance principles are available on our website at www.limestonebank.com under “Investor Relations” and “Governance Documents.”

Director Independence

Our corporate governance principles provide that a majority of the members of the Board of Directors must be independent from management.  For this purpose, the Board has adopted director independence standards that meet the listing standards of the Nasdaq corporate governance rules. In accordance with our corporate governance guidelines, the Nominating and Corporate Governance Committee undertakes an annual review of director independence during the first quarter of each year.  During this review, the Board considers any and all commercial and charitable relationships of directors, including transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries.

In its 2021 review, the Board affirmatively determined that director nominees Celia P. Catlett, W. Glenn Hogan, Kevin J. Kooman, Michael T. Levy, James M. Parsons, Bradford T. Ray, and Dr. Edmond J. Seifried are each independent of the Company and its management in that none have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, in accordance with the Nasdaq corporate governance rules.

Director Nominations and Qualifications

In making its recommendations of nominees to be elected to the Board of Directors and included in our proxy statement, the Nominating and Corporate Governance Committee evaluates incumbent directors, potential director nominees and persons recommended by shareholders, if any.  The Committee reviews each candidate in light of the selection criteria set forth in our corporate governance principles. Candidates are selected based on their integrity, independence, diversity of experience, leadership and their ability to exercise sound judgment.  While we do not have a separate diversity policy, the Committee does consider the diversity of experience of its nominees in knowledge, skills, expertise and other demographics that may contribute to the Board.  When considering potential Board members, the Committee will look at all of the foregoing criteria and the current and anticipated needs of the Company.  The various qualifications and criteria are normally considered at a committee meeting during the first quarter of each calendar year so that the respective names can be placed on the ballot for the annual meeting.  All of the nominees for election as directors at the annual meeting were nominated by the Committee.  The Committee did not receive any shareholder nominations for directors.

Pursuant to the Securities Purchase Agreement we entered into with Patriot Financial Partners III, L.P. (“Patriot”) in connection with its private purchase of 150,000 common shares and 1,000,000 non-voting common shares of the Company on March 30, 2018, Patriot has the right to nominate a director to the Board of Directors of both the Company and Limestone Bank for so long as it beneficially owns at least 50% or more of all the securities purchased under the agreement or 4.9% of the Company’s outstanding common shares. Kevin J. Kooman is serving on the Board as Patriot’s representative. The Securities Purchase Agreement requires the Company to recommend to the shareholders the election of the board representative of Patriot to the Board, subject to all legal and governance requirements regarding service as a director of the Company and the reasonable approval of the Nominating and Governance Committee.

Board Leadership Structure

W. Glenn Hogan is Chairman of the Board of Directors of Limestone Bancorp.  John T. Taylor is the President and Chief Executive Officer of Limestone Bancorp and a Director of Limestone Bancorp.  Mr. Taylor is also the President and Chief Executive Officer of Limestone Bank, as well as the Chairman of the Board of Directors of Limestone Bank.  Mr. Taylor is responsible for the executive leadership and management of the Company and the Bank.

Consistent with Nasdaq’s corporate governance rule, the independent directors meet regularly in executive session without management or non-independent directors in attendance.  The Board as a whole actively considers strategic decisions proposed by management, including matters affecting the business strategy and competitive and financial positions of the Company, and also monitors the Company’s risk profile. Board meetings are focused on strategic matters affecting major areas of the Company’s business, including operational, execution and risk management initiatives.  During 2021, the independent directors met periodically in executive session on an as-needed basis.

Board Structure and Committee Composition

Our Board of Directors has established standing committees in connection with the discharge of its responsibilities. These committees include an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has a separate charter.  Our committee charters are available on our website at www.limestonebank.com under “Investor Relations” and “Governance Documents.”

Audit Committee

The Audit Committee is responsible for and assists our Board in monitoring the integrity of the financial statements, the qualifications and independence of our independent registered public accounting firm, the performance of our internal audit function and our independent registered public accounting firm and our compliance with legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to select, appoint, compensate, evaluate and, if necessary, replace the Company's independent auditors. The Audit Committee approves all audit engagement fees and terms and must pre-approve any non-audit services provided to the Company by the independent auditors. The Audit Committee met four times in 2021.

During the past year, our Audit Committee was comprised of Ms. Catlett, Mr. Kooman, Mr. Levy, Mr. Parsons, and Mr. Ray.  Our Board of Directors determined that each of the members of the Audit Committee met the independence requirements of the Nasdaq corporate governance rules and relevant federal securities laws and regulations, and that Mr. Parsons qualified as an audit committee financial expert.

Compensation Committee

Our Compensation Committee was comprised of Ms. Catlett, Mr. Kooman, Mr. Levy, Mr. Ray, and Dr. Seifried during the past year. Our Board of Directors determined that each member of the Compensation Committee met the independence requirements of the Nasdaq corporate governance rules.  The Compensation Committee has overall responsibility for evaluating and approving our executive officer incentive compensation, benefit, severance, equity-based or other compensation plans, policies and programs. The Compensation Committee is also responsible for producing an annual report on executive compensation for inclusion in this proxy statement. The Compensation Committee met two times in 2021.

The Compensation Committee is responsible for establishing a compensation policy that fairly rewards our executive officers for performance benefiting the shareholders and effectively attracts and retains executive talent necessary to successfully lead and manage the Company.  In practice, our Chief Executive Officer, John T. Taylor, is expected to present a total compensation policy for the executive management team, which the Compensation Committee will evaluate and retains the right to modify or reject.  The Compensation Committee is directly responsible for evaluating the performance of Mr. Taylor and determining the details of his total compensation.  The Committee also evaluates Mr. Taylor’s recommendations for the salaries and incentive compensation of other named executives, which the Committee will modify and authorize as it deems appropriate.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee was comprised of Ms. Catlett, Mr. Levy, Mr. Ray, and Mr. Kooman during the past year.  Our Board of Directors determined that each member of the Nominating and Corporate Governance Committee met the independence requirements of the Nasdaq corporate governance rules. The Nominating and Corporate Governance Committee assists our Board of Directors in promoting our best interests and the best interests of our shareholders through the implementation of sound corporate governance principles and practices. In furtherance of this purpose, the Nominating and Corporate Governance Committee identifies individuals qualified to become Board members and recommends to our Board of Directors persons to be nominated for election as directors at each annual meeting of shareholders. It also reviews the qualifications and independence of the members of our Board of Directors and its various committees on a regular basis and makes any recommendations the Committee members may deem appropriate from time to time concerning any recommended changes in the composition of our Board and Board Committees.  The Nominating and Corporate Governance Committee met one time in 2021.

Meeting Attendance

During 2021, our Board of Directors met eleven times.  None of our current directors attended fewer than 75% of the meetings of the Board of Directors and the committees on which he or she served.  All directors and director nominees are expected to attend each annual meeting of shareholders, unless circumstances prevent them from doing so.  Mr. Hogan, Ms. Catlett, Mr. Levy, Mr. Parsons, Dr. Seifried, Mr. Taylor, and Mr. Kooman (seven directors), attended last year’s annual meeting.

Board’s Role in Risk Oversight

As a bank holding company, we face a number of risks, including general economic risk, credit risk, regulatory risk, liquidity risk, interest rate risk, audit risk, reputational risk and others. Management is responsible for the day-to-day management of risks to the Company, and the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

While the full Board of Directors is charged with ultimate oversight responsibility for risk management, various standing committees of the Board also have responsibilities with respect to our risk oversight. In particular, the Audit Committee plays a large role in monitoring and assessing our risk related to financial reporting and accounting matters as well as any other particular areas of concern of the Board.  The Board’s Compensation Committee monitors and assesses the various risks associated with compensation policies and oversees incentives that encourage performance subject to a level of risk-taking consistent with our overall strategy.

Code of Ethics Policy and Conflict of Interest Policy; Trading by Insiders

Our Board has adopted a Code of Ethics Policy and a Conflict of Interest Policy that set forth important policies and procedures in conducting our business in a legal, ethical and responsible manner. The Code of Ethics is applicable to our CEO, CFO, and all Senior Financial Officers.  The Conflict of Interest Policy is applicable to all employees and directors.  The Code of Ethics Policy and the Conflict of Interest Policy are each available on our website at www.limestonebank.com under “About Us - Investor Relations” and “Governance Documents.” We will post any amendments to, or waivers from, these policies on our website.

The CEO, CFO, and Senior Financial Officers must report any conduct they believe in good faith to be an actual or apparent violation of our Code of Ethics to the Audit Committee and violations of our Conflict of Interest Policy are to be brought to the attention of our General Counsel. In addition, the Audit Committee has established confidential procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by company employees of concerns regarding questionable accounting or auditing matters.

The Company also has an Insider Trading Policy that provides guidelines with respect to transactions in the Company’s securities and the handling of confidential information about the Company, its customers and other parties with which the Company does business.  The Insider Trading Policy is applicable to all directors, officers and employees.

The Company’s Insider Trading and Conflict of Interest Policies prohibit directors, officers and employees from trading in the Company’s securities while in possession of material nonpublic information relating to the Company, and from engaging in short-selling and other forms of speculative trading in the Company’s stock.  Otherwise, the Company does not have anti-hedging policies or procedures and directors, officers and employees have the ability to purchase financial instruments or otherwise engage in transactions that may have the effect of hedging or offsetting a decrease in the market value of the Company’s securities which are held by them or granted to them under the Company’s equity compensation plans.

Stock Ownership Guidelines

Our Corporate Governance Principles require all non-employee directors to hold at least 1,000 of our shares while serving as a director of the Company.  All directors are expected to be in compliance with the stock ownership guidelines within five years of becoming a director.

Shareholder Communications with the Board of Directors

Shareholders may communicate directly to the Board of Directors in writing by sending a letter to the Board at: Limestone Bancorp Board of Directors, 2500 Eastpoint Parkway, Louisville, KY 40223.  Communications directed to the Board of Directors will be received by the Chairman and processed by the Nominating and Corporate Governance Committee when the communications concern matters related to the duties and responsibilities of the Board of Directors.

Director Compensation

The Compensation Committee reviews Board compensation at least every two years.  For 2021, each non-employee director received an annual retainer of $27,500, each committee chair received an additional $5,000, and the Chairman of the Board received an additional $25,000.  Cash compensation is paid quarterly.  In addition, each non-employee director received a grant of restricted shares having a market value of $25,000, based on the trading price of our common shares at the closing of trading on the grant date.  The grant date is the first day of the month after our annual meeting of shareholders.

Restricted shares are common shares that may not be transferred and are subject to forfeiture during a specified period.  Otherwise, restricted shares have all of the rights of common shares during the restriction period, including the right to vote and the right to receive dividends.  Restricted shares awarded to directors vest on December 31 of the year of grant. If a director ceases to serve on the Board of Directors for any reason, the director will automatically forfeit any unvested restricted shares.  In the event of a change in control, the restrictions on the transfer of the shares will end.  Under the terms of the restricted share awards to non-employee directors, a change in control means (i) the disposal of our business or the business of the Bank pursuant to a liquidation, sale of assets or otherwise, (ii) any person, group or entity acquiring or gaining ownership or control of more than 50% of our outstanding shares or the outstanding shares of the Bank, other than any trustee or other fiduciary holding shares under any employee benefit plan, or (iii) during any period of two consecutive years, individuals who were our directors at the beginning of that period cease to constitute a majority of the Board of Directors, unless the election of each new director was approved by at least two-thirds of the directors then still in office who were directors at the beginning of the period.

The following table shows the compensation paid to non-employee directors in 2021.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	All Other Compensation	Total
W. Glenn Hogan	$52,500	$25,000	$-	$-	$77,500
Celia P. Catlett	27,500	25,000	-	-	52,500
Kevin J. Kooman (2)	27,500	25,000	-	-	52,500
Michael T. Levy	32,500	25,000	-	-	57,500
James M. Parsons	32,500	25,000	-	-	57,500
Bradford T. Ray	32,500	25,000	-	-	57,500
Edmond J. Seifried	27,500	25,000	-	-	52,500

(1)
On June 1, 2021, each non-employee director received an award of 1,573 restricted shares with a grant date fair value of $15.90 per share.  The restricted shares vested on December 31, 2021. The amounts in the Stock Awards column reflect the grant date fair value for the restricted stock awards for the fiscal year ended December 31, 2021. The assumptions used in the calculation of these amounts for awards granted in 2021 are included in Note 17 “Stock Plans and Stock-based Compensation” in the “Notes to Consolidated Financial Statements” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(2)	Mr. Kooman’s fees and restricted stock award are for the benefit of Patriot Financial Manager LP.

STOCK OWNERSHIP OF DIRECTORS, OFFICERS,
AND PRINCIPAL SHAREHOLDERS

As of April 4, 2022, Limestone Bancorp had 6,622,157 common shares and 1,000,000 non-voting common shares issued and outstanding. The information provided below is based on our records, information filed with the SEC, and information provided to us, except where otherwise noted.

Under SEC rules, a person is deemed to beneficially own any shares as to which the entity or individual has the right to acquire within 60 days of April 4, 2022, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares these powers with his or her spouse) with respect to the shares set forth in the following table.

Security Ownership of Directors and Management

The following table shows, as of April 4, 2022, the number and percentage of our shares held by (1) Limestone Bancorp’s directors and nominees, (2) each of the named executive officers set forth in the Summary Compensation Table and (3) current directors and named executive officers as a group.

Name and Address of Beneficial Owner(1)	Common Shares Beneficially Owned	% of Class	Non-Voting Common Shares Beneficially Owned	% of Class
Directors and Nominees
John T. Taylor	147,757	2.2%	-	-%
W. Glenn Hogan	487,061	7.4	-	-
Celia P. Catlett	6,477	*	-	-
Kevin J. Kooman (2)	-	*	-	-
Michael T. Levy	80,424	1.2	-	-
James M. Parsons	44,655	*	-	-
Bradford T. Ray	72,815	1.1	-	-
Dr. Edmond J. Seifried	82,899	1.3	-	-

Other Named Executive Officers
John R. Davis	48,611	*	-	-
Phillip W. Barnhouse	46,495	*	-	-
Joseph C. Seiler	36,237	*	-	-

Named Executive Officers and Directors as a Group (11 persons)	1,053,431	15.9%	-	-

*	Represents beneficial ownership of less than 1%.

(1)	The business address for these individuals is c/o Limestone Bancorp, Inc., 2500 Eastpoint Parkway, Louisville, Kentucky 40223.
(2)
Mr. Kooman does not have direct ownership of LMST shares.  This total does not include 16,180 common shares beneficially owned by Patriot Financial Manager, L.P. of which Mr. Kooman is a partner, or the 319,118 common shares and 1.0 million non-voting common shares held by Patriot Financial Partners III, L.P.  Mr. Kooman disclaims beneficial ownership of the 335,298 common shares and the 1.0 million non-voting common shares, except to the extent of his pecuniary interest therein.  See footnote 6 to the share ownership table on the following page.

Security Ownership of Certain Beneficial Owners

The following table sets forth beneficial ownership information for each shareholder who is not a director and is known to us to own 5% or more of the outstanding shares of our common shares, based on public filings made with the SEC, except as noted below.

	Common Shares		Non-Voting Common Shares
Name and Address of Beneficial Owner	Beneficially Owned	Percent of Class	Beneficially Owned	Percent of Class

J. Chester Porter Trust Funds (1) 318 S. Buckman Street Shepherdsville, Kentucky 40165	614,999	9.3%	–	–

Banc Funds Company LLC (2) 200 North Wacker Drive, Suite 300 Chicago, IL 60606	428,777	6.5%	–	–

Maria L. Bouvette (3) c/o Limestone Bancorp, Inc. 2500 Eastpoint Parkway Louisville, Kentucky 40223	393,717	5.9%	–	–

Elizabeth Park Capital Advisors, Ltd. (4) 29525 Chagrin Boulevard, Suite 318 Pepper Pike, OH 44122	378,859	5.7%	–	–

FJ Capital Management, LLC. (5) 29525 Chagrin Boulevard, Suite 318 Pepper Pike, OH 44122	361,392	5.5%	–	–

Patriot Financial Group (6) Four Radnor Corporate Center 100 Matsonford Road, Suite 210 Radnor, PA 19087	335,298	5.1%	1,000,000	100%

(1)
The information is included in reliance upon information provided by the J. Chester Porter Trust Funds as of February 28, 2022 and a Form 4 filed with the SEC by Jack C. Porter, Jr and Jennifer E. Porter, Co-Trustees on October 3, 2019.  J. Chester Porter Trust Fund A and J. Chester Porter Trust Fund B (together the “J. Chester Porter Trust Funds”) are the beneficial owners of 266,879 and 342,857 common shares, respectively.  Shared voting power of these funds is held by Jack C. Porter, Jr. and Jennifer E. Porter.  Mr. Porter and Ms. Porter disclaim beneficial ownership of these shares except to the extent of his or her pecuniary interest therein.  In addition, Mr. Porter is the beneficial owner with sole voting power of 4,131 common shares and Ms. Porter is the beneficial owner with sole voting power of 1,132 common shares.

(2)	This information is included in reliance upon Form 13G filed with the SEC by Banc Funds Company, LLC on February 10, 2022.
(3)	The information is included in reliance upon information provided by Maria L. Bouvette to the Company as of February 28, 2022.
(4)	This information is included in reliance upon Form 13F filed with the SEC by Elizabeth Park Capital Advisors, Ltd. on February 14, 2022.
(5)	This information is included in reliance upon Form 13G filed with the SEC by FJ Capital Management, LLC on March 18, 2022.
(6)
This information is included in reliance upon Form 13D filed with the SEC by Patriot Financial Partners GP, LP on July 6, 2021 and Mr. Kooman’s Form 4 filed with the SEC on June 28, 2021.  Includes 319,118 common shares and 1.0 million non-voting common shares beneficially owned directly by Patriot Financial Partners III, L.P.; 16,180 common shares beneficially owned directly by Patriot Financial Manager, L.P.  Securities owned by Patriot Financial Partners III, L.P. may be regarded as being beneficially owned by Patriot Financial Partners GP III, L.P, and Patriot Financial GP III, LLC.  Mr.  Kooman disclaims beneficial ownership of the shares that Patriot beneficially owns, except to the extent of his pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Parties

Our Audit Committee has the responsibility to review and approve or ratify all transactions, other than loans and extensions of credit, between the Company and related parties, including without limitation, fees and commissions for services, purchases or sales of assets, rental arrangements and any other financial arrangement.

As a banking institution, the Bank is not subject to Section 402 of the Sarbanes-Oxley Act of 2002, which prohibits any issuer to extend, renew or arrange for the extension of credit in the form of a personal loan to or for any director or executive officer of that issuer.  However, any such loans we make must be:

•	made in the ordinary course of our consumer credit business;
•	of a type we generally make available to the public; and
•	made on market terms, or terms that are no more favorable than those offered by the issuer to the general public.

We have long-standing policies and procedures governing our extension of credit to related parties in compliance with the insider lending restrictions of Section 22(h) of the Federal Reserve Act or the Federal Reserve’s Regulation O. All loans to directors and executive officers or their affiliates are approved by the Board of Directors of Limestone Bank. As of December 31, 2021 and 2020, we had loans to our executive officers and directors, the executive officers and directors of Limestone Bank, or the firms and corporations in which they have at least a ten percent beneficial interest totaling $13.5 million and $14.3 million, respectively.

Our officers, directors and principal shareholders and their affiliates, as well as certain of the officers and directors of the Bank and their affiliates, have conducted banking transactions with the Bank from time to time, including investments in certificates of deposit.  All such investments have been made, and will continue to be made, only in the ordinary course of business of the Bank on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features.

Transactions in Which Related Parties Have an Interest

Hogan Development Company and Hogan Real Estate Company periodically assist the Bank in managing and selling the Bank’s OREO. Both companies are owned by W. Glenn Hogan, a director of the Company and Bank. This arrangement was reviewed and evaluated by the Audit Committee in conjunction with the Board’s annual assessment of director independence. The Bank paid real estate management and sales fees to these companies of $45,000, $26,000, and $20,000 for the years ended December 31, 2021, 2020, and 2019, respectively.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and persons who own more than 10 percent of our common shares, to file reports of ownership and changes in ownership with the SEC. Directors, executive officers, and greater than 10 percent beneficial owners, referred to as “reporting persons,” are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us, we believe that during 2021 all reporting persons complied with the filing requirements of Section 16(a).

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of our Board of Directors is responsible for developing specific policies regarding compensation of our executive officers, as well as evaluating and approving our executive officer incentive compensation, benefit, severance, equity-based or other compensation plans, policies and programs, and implementing and administering all aspects of our benefit and compensation plans and programs.  Our Compensation Committee is currently comprised of Mr. Levy, Ms. Catlett, Mr. Kooman, Mr. Ray, and Dr. Seifried.

In 2021, all of the committee members met the independence requirements of the Nasdaq corporate governance rules and relevant federal securities laws and regulations.  We did not engage compensation consultants to assist the Compensation Committee in determining the compensation paid to our executives in 2021.

Executive Compensation Philosophy and Objectives

Our philosophy for executive compensation is to attract, retain and reward excellent executives and align their interests with the interests of our shareholders.  To promote this philosophy, we have established the following objectives:
•

provide fair and competitive compensation to executives, based on their performance and contributions to our Company, that will attract, motivate and retain individuals who will enable our Company to successfully compete with other financial institutions in our markets;

•

provide incentives that reward executives for attaining predetermined objectives that promote and reward individual performance, Company financial performance, achievement of strategic goals and Company stock performance;

•	instill in our executives a long-term commitment and a sense of ownership through the use of equity-based compensation; and
•	ensure that the interests of our executives are aligned with our shareholders’ interests.

Overview

The Company has employment agreements with each of its four named executive officers, which were updated in April 2019. The agreements provide for severance and take into account each executive’s cash incentive compensation, in addition to base salary, and provide for continued health care coverage in the case of employment termination concurrently with or within 24 months following a change in control of the Company or the Bank (as defined under Section 409A of the Internal Revenue Code and the regulations thereunder).  The current employment agreements are described after the Summary Compensation Table under “Executive Compensation” below.

To induce talented and capable individuals to join our organization, we must offer a competitive compensation package including incentive compensation.  To that end, we provide an incentive compensation program for our executive officers that provides for cash and stock incentive awards to be earned upon on the attainment of annual targeted performance goals.  Stock awards vest in some cases when granted and in others for periods up to seven years.

Executive Compensation Components

Our compensation program is comprised of three components:

•	A base salary that is competitive with levels paid by comparable financial institutions;
•	Annual incentive cash payments based on the attainment of targeted performance goals; and
•	Equity-based compensation, generally in the form of restricted stock awards, based on the attainment of targeted performance goals.

We provide a compensation package that is driven by our overall financial performance and is intended to be competitive with the public and non-public financial institutions in our market, thereby enabling us to attract and retain executives who we believe are critical to our future success.  The compensation strategy includes base salary compensation along with the opportunity for our CEO to earn cash incentive compensation of up to 50% of base salary and equity incentive compensation of up to 50% of base salary and the opportunity for our other named executives to earn cash incentive compensation of up to 35% of base salary and equity incentive compensation of up to 35% of base salary.  The Committee establishes the target percentage of compensation for each of the three components at the beginning of each year.

Base Salary.  When establishing base salaries for our executives, we consider the scope of executive responsibilities and publicly available information concerning the compensation paid to executives with similar levels of responsibility by other comparable public and non-public financial institutions in our market.  Although we do not attempt to set the salaries of our executives to fall within a certain percentage range compared to the salaries paid by other comparable institutions, we consider compensation data from comparable institutions to satisfy ourselves that the compensation we pay is competitive and sufficient to recruit and retain the talented employees our business depends upon to be successful.

The Committee reviewed 2020 publicly available national peer group data as compiled by SNL Financial in its 2021 Executive Compensation Review, the most recent data available, to ensure that our base salaries, and our incentive compensation that is determined as a percentage of base salary, were competitive with comparable financial institutions.  The publicly available data showed base salary and total compensation, which included base salary, annual bonus, other annual compensation, restricted stock awards, performance units and other compensation paid due to long-term incentive plans.  The peer groups were: (i) the seven financial institutions in the Midwest with assets of $500 million to $1 billion, and (ii) the 49 financial institutions in the Midwest with assets of $1 billion to $5 billion.  As of December 31, 2021, the Company had total assets of approximately $1.416 billion.  Average assets for 2021 were approximately $1.363 billion and average assets for 2020 were approximately $1.295 billion.

The following table shows the median base salary for 2020 paid to chief executive officers, chief financial officers, chief credit officers, and senior lending officers of the two peer groups described above:
Position	Median Base Salary of Midwest Financial Institutions with Assets of $500 million to $1 billion	Median Base Salary of Midwest Financial Institutions with Assets of $1 billion to $5 billion
CEO	$339,414	$444,231
CFO	192,868	246,242
CCO	n/a	250,371
SLO	188,156	254,642

The following table shows the median total compensation for 2020 paid to chief executive officers, chief financial officers, chief operating officers, chief credit officers, and senior lending officers of the two peer groups described above:

Position	Median Total Compensation of Midwest Financial Institutions with Assets of $500 million to $1 billion	Median Total Compensation of Midwest Financial Institutions with Assets of $1 billion to $5 billion
CEO	$574,329	$772,057
CFO	364,612	433,531
CCO	n/a	457,235
SLO	354,748	429,392

Cash and Equity Incentives.  The cash and equity incentive plan awards cash and equity bonuses based on a weighted scoring of Company performance metrics across a range of pre-determined targets.  The five metrics are financial ratios customarily used to evaluate the performance of banks: earnings per share, loan growth, efficiency ratio, core deposit growth, and asset quality. Equity incentive awards are generally granted between January and March each year when our financial results are final and we have all the data necessary to make the calculations. The Compensation Committee retains the discretion to assess our performance results and make adjustments it deems appropriate.

For 2021, the Compensation Committee set the maximum incentive compensation for our CEO at a maximum cash bonus of 50% of base salary and a maximum equity bonus at 50% of base salary.  The Committee set the maximum incentive compensation for our other named executive officers at a maximum cash bonus at 35% of base salary and a maximum equity bonus at 35% of base salary.

The incentive compensation earned under our incentive plan is a function of the weighted percentage allocated to each of five financial metrics for the Bank’s performance.  The weighted percentages for 2021 were as follows: (i) earnings per share – 35%; (ii) loan growth – 20%; (iii) efficiency ratio – 15%; (iv) core deposit growth – 20%; and (v) the ratio of classified assets to capital – 10%.  For each metric, a range of results is established, with a threshold level required to earn a minimum weighted percentage and a maximum level at which the entire weighted percentage would be earned.  The sum of the resulting percentages is then multiplied against the maximum cash and equity bonus amounts. The following table shows the performance range from threshold to maximum incentive for each of the five metrics for 2021, as well as the results attained in 2021.

Metric (dollar amounts in millions)(1)	Threshold	Maximum	2021 Results

Earnings per share	$1.30	$1.62	$1.96
Loans	$1,010.0	$1,090.0	$1,001.8
Efficiency ratio	64.6%	60.6%	56.1%
Core deposits	$694.2	$814.2	$948.1
Classified assets to capital	18%	6%	11.8%

(1)	Excludes gain on sale of securities, other than temporary impairment charges and non-recurring items as determined at the discretion of the Compensation Committee.

For 2021, the Compensation Committee determined that our CEO qualified to receive cash and equity incentive compensation equal to 38.25% and 38.25% of base salary, respectively, and that our three named executive officers qualified to receive cash and equity incentive compensation equal to 26.5% and 26.5% of base salary, respectively.

For 2022, the Compensation Committee set the maximum cash incentive award at 50% of base salary for our CEO and at 35% of base salary for our other named executive officers. It set the maximum equity award at 50% of base salary for the CEO and 35% for the other named executives. The incentive compensation for 2022 will be a function of the weighted percentage allocated to each of five financial metrics for the Bank’s performance.  The weighted percentages for 2022 are as follows: (i) earnings per share – 30%; (ii) loan growth – 25%; (iii) efficiency ratio – 15%; (iv) core deposit growth – 20%; and (v) the ratio of classified assets to capital – 10%.

Metric (dollar amounts in millions)(1)	Threshold	Target	Maximum

Earnings per share	$1.51	$1.63	$1.85
Loans	$1,025.0	$1,065.0	$1,105.0
Efficiency ratio	62.0%	60.0%	58.0%
Core deposits	$852.0	$912.0	$972.0
Classified assets to capital	18%	12%	6%

(1)	Excludes gain on sale of securities, other than temporary impairment charges and non-recurring items as determined at the discretion of the Compensation Committee.

Other Benefits

401(k) Plan. All full and part-time employees, including our named executive officers, are eligible to participate in the 401(k) Plan after 90 days of employment.  Employees may contribute a portion of their compensation up to the limitations imposed by federal tax laws. In 2021, the Company matched 100% of the first 1% of compensation and 50% of the next 5% contributed by employees.  The Company has the discretion to make an additional contribution each plan year.  No discretionary contributions were made in 2021.

Compensation Risk Assessment

The Compensation Committee evaluates annually whether the Company’s compensation policies and practices could create risks that are reasonably likely to have a material adverse effect on the Company.  As part of its assessment, the Committee reviews its previously established compensation objectives, which are:

•	Incentive compensation must be sufficiently competitive to attract and retain talented employees who can contribute to the Company's future success;

•
Compensation should be allocated among equity and cash incentives based on the specific role of the employee. A significant portion of compensation should be performance-based for higher levels of responsibility;

•
A significant portion of senior level compensation should be equity grants with appropriate vesting or holding periods that align the interests of our senior officers with the interests of shareholders;

•	Performance measures should not be so difficult to achieve that they fail to provide an adequate incentive for the employee to perform, and the metrics should be measurable and enforceable; and

•
Performance measures should be tailored to encompass performance of both individuals and business units, considering business objectives and other factors such as revenue production, expertise, compliance with corporate policies, and leadership.

The Compensation Committee then identifies and evaluates possible risks that might arise from the Company’s current compensation policies and practices. These considerations include:

•	Whether incentive features could encourage the manipulation of reported earnings to increase compensation;

•
Whether incentive features could encourage a lender to promote a loan transaction that is not in the Company’s best interest and could result in the borrower subsequently becoming insolvent or otherwise unable to meet its financial obligations;

•	Whether compensation policies appropriately encourage the identification and correction of possible weaknesses in operations, data security and internal controls or systems;

•	Whether compensation policies appropriately emphasize compliance with legal rules, regulations or guidelines issued by banking regulators;

•
Whether compensation practices could expose the Company and the Board to criticism from regulators, shareholders, or the public and risk opposition to proposals regarding executive compensation and/or share availability; and

•	Whether compensation policies create risks that could endanger the Company's existence as an ongoing enterprise.

In its most recent review, the Compensation Committee concluded that the Company’s current compensation policies and practices did not create undue risks for a community bank of its size whose principal source of revenue is net interest income.  The performance measures used for senior management include incentives to encourage growth in core deposits and quality loan production, as well as incentives which consider classified assets to encourage prudent banking practices. The Compensation Committee also reviews and adjusts the performance measures and their relative weighting annually, based on the Company’s financial condition and the past year’s results, strategic planning, market conditions and trends in the current banking environment.

COMPENSATION COMMITTEE REPORT

Limestone Bancorp’s Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, has recommended to the Board that the foregoing Compensation Discussion and Analysis disclosure be included in this proxy statement.

The Compensation Committee
Michael T. Levy, Chairman
Celia P. Catlett
Kevin J. Kooman
Bradford T. Ray
Dr. Edmond J. Seifried

EXECUTIVE COMPENSATION

The following table discloses the compensation received by Limestone Bancorp’s Chief Executive Officer, Chief Financial Officer, and the other most highly paid executive officers (these four individuals are referred to as the “named executive officers”) during the year ended December 31, 2021.

Summary Compensation Table
Name and Principal Position	Year	Salary	Stock Award(1)	Non-Equity Incentive Plan Compensation(2)	Change in Nonqualified Deferred Compensation Earnings	All Other Compensation(3)	Total
John T. Taylor President and CEO	2021	$450,000	$172,125	$172,125	$ -	$17,732	$811,982
	2020	431,021	71,802	143,597	-	15,185	661,605
	2019	425,000	63,750	127,500	-	15,094	631,344

John R. Davis Chief Credit Officer	2021	260,000	198,565	68,900	-	15,975	413,775
	2020	258,542	68,900	33,313	-	14,638	505,058
	2019	255,000	50,000	50,000	-	14,546	369,546

Joseph C. Seiler Head of Commercial Banking	2021	250,000	66,250	66,250	-	13,279	393,467
	2020	248,483	187,156	41,406	-	10,967	490,324
	2019	244,800	37,000	37,000	-	13,020	331,820

Phillip W. Barnhouse Chief Financial Officer	2021	250,000	66,250	66,250	-	13,579	396,079
	2020	248,483	196,537	32,301	-	11,910	489,231
	2019	244,800	37,000	37,000	-	12,528	331,328

(1)
Includes restricted stock granted as equity incentive compensation on February 13, 2020, January 20, 2021, and January 19, 2022, based on prior year financial results.  Additionally, on January 20, 2021, Mr. Davis, Mr. Seiler, and Mr. Barnhouse received 11,000 long-term incentive shares vesting pro-ratably over the third through seventh anniversary dates of grant. The grant date fair value for the February 13, 2020, stock awards was $17.03 per share, for the January 20, 2021, stock awards was $13.25, and for the January 19, 2022, stock awards was $19.45 per share.

(2)	Our cash and equity incentive plan is discussed in further detail under “Compensation Discussion and Analysis -- Executive Compensation Components -- Cash and Equity Incentives.”
(3)	All other compensation for the named executive officers is set forth below:

Name	Vehicle Allowance	401(k) Matching Contribution	H S A Matching Contribution	Life & LTD Premiums Paid for Benefit of Employee	Total Other Compensation

John T. Taylor	$ -	$10,150	$1,250	$6,332	$17,732

John R. Davis	-	10,150	1,000	4,825	15,975

Joseph C. Seiler	-	5,828	750	4,389	10,967

Phillip W. Barnhouse	-	8,385	1,250	3,944	13,579

Employment Agreements

We entered into employment agreements with our named executive officers on April 24, 2019.  The terms of the employment agreements with our named executive officers are summarized below.

Term. Each of the employment agreements has an initial three-year term, subject to extension and early termination. On each anniversary of the date of the agreement, the term of the agreement will be extended for an additional one year unless we or the executive elect not to extend the term by providing written notice not less than 30 days before the anniversary date.  If notice of election not to renew is provided, the agreement will terminate at the conclusion of its remaining term.

Base salary. The Board of Directors may increase an executive’s base salary from time to time but may only decrease it with his express written consent.  At its January 2020 meeting, the Compensation Committee approved increases in the annual base salary to $433,500 for Mr. Taylor, to $260,000 for Mr. Davis, and to $250,000 for Mr. Seiler and Mr. Barnhouse.  At its March 2021 meeting, the Compensation Committee increased Mr. Taylor’s base salary to $450,000.  At its January 2022 meeting, the Compensation Committee approved increases in the annual base salary to $465,000 for Mr. Taylor, to $269,000 for Mr. Davis, and to $259,000 for Mr. Seiler and Mr. Barnhouse.

Incentive Compensation. The named executives are eligible to receive cash and equity incentive compensation as described in “Compensation Discussion and Analysis -- Executive Compensation Components – Cash and Equity Incentives.”  Mr. Taylor’s employment agreement assures him of the opportunity to earn annual cash incentive compensation of up 50% of his base salary.

Termination of employment. The employment agreements provide that if the executive’s employment is terminated for one of the following reasons, he will have no right to compensation or other benefits for any period after the date of termination:
•	for “Cause;”
•	as a result of disability, retirement or death; or
•	by the executive other than for “Good Reason.”

The executive will be entitled to a cash severance payment and payment of the premiums for up to 12 months of continued health insurance coverage for the executive and his dependents if the executive’s employment is terminated for one of the following reasons:
•	by the Company other than for Cause, disability, retirement or death;
•	by the executive for Good Reason; or
•	by the Company for other than Cause, disability, retirement or death within six months following the expiration of the term of the agreement.

The amount of the cash severance payment is based on the executive’s average annual base salary for the calendar year in which his employment is terminated and the 2 preceding years and his average cash incentive compensation for the 3 calendar years immediately preceding termination of employment.  For Mr. Seiler, the cash severance payment would equal one times the executive’s average annual base salary and cash incentive compensation. For Messrs. Taylor, Davis and Barnhouse, the amount of the cash severance would be one times his average base salary and cash incentive compensation if the termination is not concurrent with or within 24 months after a Change in Control.  If the termination were concurrent with or within 24 months after a Change in Control, then Mr. Taylor’s severance payment would be 2.99 times his average annual base salary and cash incentive compensation, and Messrs. Davis’s and Barnhouse’s severance payment would be 2 times his average base salary and cash incentive compensation.

The employment agreements define “Change in Control” as a change in the ownership of the Company or the Bank, a change in the effective control of the Company or the Bank or a change in the ownership of a substantial portion of the assets of the Company or the Bank, in each case as provided under Section 409A of the Internal Revenue Code and the regulations thereunder, except that a change in ownership of less than 50% of the assets of the Company or the Bank will not constitute a “Change in Control” under the employment agreements.

The obligation of the Company and the Bank to pay the severance amount is subject to several conditions, including the executive’s execution of a general release of claims, and the Company and the Bank have the right to claw-back compensation which is subject to recovery under any law, government regulation or stock exchange listing requirement.

In the event that any of the payments or benefits provided under the employment agreement or otherwise would constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, the payments or benefits under the employment agreements will be reduced by the amount necessary to avoid treatment as an “excess parachute payment.”

The employment agreements define “Cause” as termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final consent or cease-and-desist order or material breach of any provision of the agreement.

“Good Reason” is defined as any material change in the Metro Louisville or Metro Lexington, Kentucky location at which the executive must perform his services or any material breach of the employment agreement by the Company and the Bank, including:

•	a material diminution in the executive’s base salary or opportunity to earn cash incentive compensation (as a percentage of base salary),
•	a material diminution in his authority, duties or responsibilities (including, in the case of Mr. Taylor, his position as Chairman of the Board of the Bank), or
•	any change in the executive’s reporting duties.

Prior to any termination for Good Reason, the executive must provide written notice within 90 days of the initial existence of the condition, and the Company and the Bank will have the right to remedy the condition within 30 days of receipt.

Restrictive covenants.  The employment agreements include covenants not to solicit the employees and customers of the Company or the Bank and, in the case of Messrs. Taylor, Davis and Barnhouse, covenants not to compete with the Company and the Bank for a period of 12 months after termination of employment.  The agreements also include covenants to maintain the confidentiality of the confidential information of the Company and the Bank other than in the course of performing services for them.

Grants of Plan-Based Awards

The following table details all non-equity and equity awards granted in 2021 under our incentive compensation plan to each of the officers named in the “Summary Compensation Table”.

Equity grants are issued under the Limestone Bancorp, Inc. 2018 Omnibus Equity Compensation Plan. Although the Plan authorizes both stock options and restricted stock grants, the Company currently awards only restricted stock.  The criteria for earning cash and restricted stock awards are more fully described in “Compensation Discussion and Analysis.”
Name	Grant	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Possible Payouts Under Equity Incentive Plan Awards (1,2)		All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock
Name	Date	Threshold	Maximum	Threshold	Maximum	or Units	Awards (2)

John T. Taylor	1/20/21	$6,750	$225,000	509	16,981	n/a	$71,802

John R. Davis	1/20/21	2,600	91,000	196	6,868	11,000	198,565

Joseph C. Seiler	1/20/21	2,500	87,500	189	6,604	11,000	187,156

Phillip W. Barnhouse	1/20/21	2,500	87,500	189	6,604	11,000	196,537

(1)
Under our incentive plan for 2021, the maximum cash incentive award and the maximum equity incentive award that the named executive officers (other than Mr. Taylor) can earn are each 35% of base salary based upon the attainment of the highest level for all five financial metrics. Mr. Taylor can earn a maximum cash incentive award of 50% of base salary and the maximum equity incentive award of 50% of base salary. The threshold cash and equity incentive awards represent attainment of only the minimum level for the lowest weighted financial metric.

(2)	The grant date fair value for the January 20, 2021, stock awards was $13.25 per share.

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding stock awards at December 31, 2021.  None of our named executive officers had outstanding options as of that date.

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (5)

John T. Taylor	n/a	n/a	1,006 (1)	$18,772
			2,495 (2)	46,557
			5,419 (3)	101,119

John R. Davis	11,000 (4)	$205,260	603 (1)	11,252
			1,957 (2)	36,518
			3,986 (3)	74,379

Joseph C. Seiler	11,000 (4)	205,260	579 (1)	10,804
			1,448 (2)	27,020
			3,125 (3)	58,313

Phillip W. Barnhouse	11,000 (4)	205,260	579 (1)	10,804
			1,448 (2)	27,020
			3,833 (3)	71,524

(1)	Restricted shares granted on February 13, 2019. One-third of the shares vest over three years on each anniversary date of the grant.
(2)	Restricted shares granted on February 13, 2020. One-third of the shares vest over three years on each anniversary date of the grant.
(3)	Restricted shares granted on January 20, 2021. One-third of the shares vest over three years on each anniversary date of the grant.
(4)	Long-term restricted shares granted on January 20, 2021. One-fifth of the shares vest on January 20, 2024 and each year thereafter.
(5)	Based on the $18.66 per share closing price of Limestone Bancorp, Inc. common shares on December 31, 2021.

Stock Vested and Options Exercised

The following table shows stock awards that vested during 2021.  None of our named executive officers hold stock options.

	Stock Awards
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
John T. Taylor	3,843	$57,723

John R. Davis	2,659	$39,904

Joseph C. Seiler	2,381	$35,900

Phillip W. Barnhouse	2,381	$35,900

(1)	One-third of the restricted shares awarded in each of 2018, 2019, and 2020 vested on the anniversary date of grant in 2021.
(2)	Value realized on vesting is based on the Nasdaq closing price per share of LMST common stock on each vesting date in 2021.

Pension Benefits

The Company currently does not provide pension benefits.

Potential Payments upon Termination or Change-in-Control

The employment agreements with each of our executive officers provide that the executive would currently be entitled to receive a lump sum cash severance payment upon termination of employment other than for Cause or due to retirement, death or disability, as described above under Employment Agreements – Termination of Employment.

The market value of unvested restricted shares held by our executive officers as of December 31, 2021, which shares would vest upon a change-in-control of the Company, is shown in the table under “Outstanding Equity Awards at Fiscal Year-End,” above.

Except for the benefits described in this section and as described above under Employment Agreements – Termination of Employment, and the automatic vesting of outstanding restricted stock upon a change of control, we have no agreements or understandings with our executive officers that provide for payments upon termination of employment or a change-in-control of our Company.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our compensation policies and decisions are designed to promote the Company’s business strategies and the interests of its shareholders by providing incentives needed to attract, motivate, and retain key executives who are critical to our long-term success as a financial institution.

We urge shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which discusses how our compensation design and practices reflect our compensation philosophy. The Compensation Committee and the Board of Directors believe that its compensation design and practices are effective in implementing the Company’s strategic goals and business strategies.

We are required to submit a proposal to shareholders for a (non-binding) advisory vote to approve the compensation of our named executive officers pursuant to Section 14A of the Securities Exchange Act of 1934. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of the named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation practices described in this proxy statement. At our 2021 annual meeting of shareholders, shareholders approved holding this advisory vote every year. Accordingly, the following resolution is submitted for shareholder vote at the 2022 Annual Meeting:

“RESOLVED, that the shareholders of Limestone Bancorp, Inc. approve, on an advisory basis, the compensation of its named executive officers as disclosed in the proxy statement for the 2022 Annual Meeting, including the Summary Compensation Table and the Compensation Discussion and Analysis set forth in that proxy statement and other related tables and disclosures.”

As this is an advisory vote, the result will not be binding on the Company, the Board of Directors or the Compensation Committee, although the Compensation Committee will consider the outcome of the vote when evaluating the compensation program. Proxies submitted to us without instructions will be voted “FOR” the approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

The Board of Directors recommends that shareholders vote “FOR” the approval, on an advisory basis, of the compensation of its named executive officers, as disclosed in this proxy statement.

PROPOSAL 3:  RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On the recommendation of the Audit Committee, our Board of Directors engaged Crowe LLP (“Crowe”) as its independent registered public accounting firm for the fiscal year ending December 31, 2022, and further directed that the selection of Crowe be submitted for ratification by the shareholders at the Annual Meeting.  The Board of Directors and the Audit Committee of the Board of Directors will reconsider that appointment if it is not ratified by the shareholders.  The appointment will be deemed ratified if votes cast in favor of ratification at the Annual Meeting exceed votes cast against it.  Abstentions will not be counted as votes cast either for or against the appointment.

We have been advised by Crowe that neither it nor any of its associates has any relationship with us or our subsidiaries other than the usual relationship that exists between independent certified public accountants and clients.  Crowe will have one or more representatives at the Annual Meeting who will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors is comprised of five directors, each of whom the Board has determined to be an independent director as defined by the NASDAQ corporate governance rules. The duties of the Audit Committee are summarized under “Committees of the Board” and are more fully described in the Audit Committee charter adopted by the Board of Directors.

It is the responsibility of management to prepare the consolidated financial statements and the responsibility of Crowe LLP, Limestone Bancorp’s independent registered public accounting firm, to audit the consolidated financial statements in accordance with the United States generally accepted auditing standards.

In connection with its review of Limestone Bancorp’s consolidated financial statements for 2021, the Audit Committee:

•	has reviewed and discussed the audited consolidated financial statements with management;

•
has discussed with the independent auditors the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission;

•
has received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committees concerning independence, and has discussed with the independent accountant, the independent accountant’s independence; and

•	has approved the audit and non-audit services of the independent registered public accounting firm for 2021.

Based upon the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for 2021 be included in Limestone Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the Securities and Exchange Commission.

Members of the Audit Committee:

James M. Parsons, Chairman
Celia P. Catlett
Kevin J. Kooman
Michael T. Levy
Bradford T. Ray

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Engagement of Independent Auditors

At its meeting held on April 24, 2021, the Audit Committee selected Crowe LLP to serve as Limestone Bancorp’s independent registered public accounting firm and auditors for the fiscal year ending December 31, 2021.  Crowe LLP or its predecessor has served as Limestone Bancorp’s independent registered public accounting firm since 1998.  Crowe LLP representatives are expected to attend the Annual Meeting and will be available to respond to appropriate shareholder questions and will have the opportunity to make a statement if they desire to do so.

Fees Incurred by Limestone Bancorp for Crowe LLP

The following table presents fees for professional services rendered by Crowe LLP for the audit of the Company’s annual financial statements for 2021 and 2020 and fees billed for audit-related services, tax services, and all other services rendered by Crowe LLP for 2021 and 2020.

	2021	2020

Audit Fees	$265,000	$255,000
Audit-Related Fees	17,862	78,301
Tax Fees	38,825	38,700
All Other Fees	--	--

As defined by the SEC, (i) “audit fees” are fees for professional services rendered by the Company’s principal accountant for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Form 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years; (ii) “audit-related fees” are fees for assurance and related services by the Company’s principal accountant that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “audit fees” including the audit of the Company’s 401k Plan; (iii) “tax fees” are fees for professional services rendered by the Company’s principal accountant for tax compliance, tax advice, and tax planning; and (iv) “all other fees” are fees for products purchased from the Company’s principal accountant, other than the services reported under “audit fees,” “audit-related fees,” and “tax fees.”  The “all other fees” reported in the above table represent fees paid for products purchased from the Company’s principal accountant.  The Audit Committee approved all of the services provided by the Company’s principal accountant in each of the categories shown in the above table.

Under applicable SEC rules, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditors in order to ensure that they do not impair the auditors’ independence. The SEC’s rules specify the types of non-audit services that an independent auditor may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent auditors.

Consistent with the SEC’s rules, the Audit Committee Charter requires that the Audit Committee review and pre-approve all audit services and permitted non-audit services provided by the independent auditors to us or any of our subsidiaries. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee and if it does, the decisions of that member must be presented to the full Audit Committee at its next scheduled meeting.

SHAREHOLDER PROPOSALS AND NOMINATIONS

In order for a shareholder proposal to be brought before Limestone Bancorp’s 2023 Annual Meeting of Shareholders, and eligible for inclusion in the Company’s proxy statement, the written proposal must be received by the Corporate Secretary of Limestone Bancorp at the address below no later than December 19, 2022.  A notice submitted after that date will be considered untimely.  In order for a shareholder proposal to be considered at the 2023 Annual Meeting, the notice of a proposed item of business must provide information as required in our bylaws which, in general, require that the notice include for each matter a brief description of the matter to be brought before the meeting; the reason for bringing the matter before the meeting; your name, address, and number of shares you own; and any material interest you have in the proposal.  For inclusion in our proxy statement for the 2023 Annual Meeting, the proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in Company sponsored proxy materials. Proposals should be addressed to:

Limestone Bancorp, Inc.
Attn: Corporate Secretary
2500 Eastpoint Parkway
Louisville, Kentucky 40223

If you want to nominate a person for election as a director at Limestone Bancorp’s 2023 Annual Meeting of Shareholders, you must provide written notice to the Corporate Secretary at the address above. The Corporate Secretary must receive this notice no later than December 19, 2022.  The notice of a proposed director nomination must provide information as required in our bylaws which, in general, require that the notice of a director nomination include your name, address and a representation that you are a shareholder and entitled to vote for directors; the information that would be required to be disclosed in the solicitation of proxies for the election of a director under federal securities laws. You must submit the nominee’s consent to be elected and to serve. A copy of the bylaw requirements will be provided upon request made to the Corporate Secretary at the address above.  In addition to satisfying the foregoing requirements under our bylaws, to comply with the SEC’s new universal proxy rules, a shareholder who intends to solicit proxies for the 2023 Annual Meeting of Shareholders in support of director nominees other than the Company’s nominees must provide the Company notice that sets forth the information required by SEC Rule 14a-19 no later than March 19, 2023.

AVAILABLE INFORMATION

We file reports with the SEC including our annual report on Form 10−K, quarterly reports on Form 10−Q, current reports on Form 8−K and proxy statements, as well as any amendments to those reports. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

Our annual report on Form 10−K, quarterly reports on Form 10−Q, current reports on Form 8−K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are accessible at no cost on our website at http://www.limestonebank.com, under the Investors Relations section, once they are electronically filed with or furnished to the SEC. Click on “Investor Relations” under the “About Us” tab and then “SEC Filings” under “Documents.”

Shareholders and prospective investors may request a written copy of our 2021 Annual Report on Form 10-K by writing to Investor Relations - Limestone Bancorp, Inc., 2500 Eastpoint Parkway, Louisville, Kentucky 40223.

Solicitation of Proxies

Limestone Bancorp will pay the cost of soliciting proxies. Proxies may be solicited on behalf of Limestone Bancorp by directors, officers or employees by mail, in person or by telephone, facsimile or other electronic means.

ANNUAL MEETING OF SHAREHOLDERS OF

LIMESTONE BANCORP, INC.

May 18, 2022

NOTICEOFINTERNETAVAILABILITYOFPROXYMATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.limestonebank.com under "Investor Relations."

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20830300000000000000 8 051822

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE LISTED NOMINEES, "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE X

1. ELECTION OF DIRECTORS: Nominees for a term of one year

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT (See instructions below)

NOMINEES:
- O W. Glenn Hogan
- O Celia P. Catlett
- O Kevin J. Kooman
- O Michael T. Levy
- O James M. Parsons
- O Bradford T. Ray
- O Dr. Edmond J. Seifried
- O John T. Taylor

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here:

FOR AGAINST ABSTAIN

FOR AGAINST ABSTAIN

4. DISCRETIONARY AUTHORITY: The named proxies are authorized to vote with discretionary authority with respect to all other matters that may properly come before the meeting. The Board of Directors is not aware of any such matters.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE LISTED NOMINEES, "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder Date: Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

REVOCABLE PROXY **LIMESTONE BANCORP, INC.** ANNUAL MEETING OF SHAREHOLDERS

2500 EASTPOINT PARKWAY
LOUISVILLE, KENTUCKY 40223

May 18, 2022, 9:00 A.M. Eastern Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LIMESTONE BANCORP, INC.

The undersigned hereby appoints Phillip W. Barnhouse and David N. Hise attorneys-in-fact and proxies, with full power of substitution, to attend the Annual Meeting of Shareholders to be held on May 18, 2022, at 9:00 a.m. Eastern Time, and at any adjournments or postponements of the Annual Meeting, and to vote as specified all Common Shares of Limestone Bancorp, Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting.

(Continued and to be signed on the reverse side)